CONFIDENTIAL

AMENDMENT

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of July 23, 2021 (the “Effective Date”):

Term	Means
“Existing Agreement”	Transfer Agency and Services Agreement between the Trust and ALPS dated November 14, 2009, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	WesMark Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS FUND SERVICES INC.		WESMARK FUNDS

By:	/s/ Ken Fullerton	By:	/s/ Scott Love

Name:	Ken Fullerton	Name:	Scott Love

Title:	Authorized Representative	Title:	President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A of the Existing Agreement is deleted in its entirety and replaced with the following Appendix A:

APPENDIX A

LIST OF PORTFOLIOS

WesMark Small Company Fund

WesMark Large Company Fund

WesMark Balanced Fund

WesMark Government Bond Fund

WesMark West Virginia Municipal Bond Fund

WesMark Tactical Opportunity Fund

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

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